Exhibit 99.2

LML Payment Systems, Inc.
Third Quarter Fiscal 2007- Script for Investor Conference Call
February 8, 2007

Operator

Ladies and gentlemen, welcome to the LML Payment Systems Third Quarter Fiscal 2007 conference call. During this session all lines will be muted. Following management’s prepared remarks we will be holding a Q&A session. If you have a question press the “1” key on your touch tone phone and an operator will take your question. If you need audio assistance, please press “0” and an operator will assist you.

With us on the call today are Patrick Gaines, President and CEO, and Richard Schulz, Chief Accounting Officer.

Everyone should have access to the earnings release which went out earlier today. If not, the release is available on the LML web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and the future performance of the Corporation and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the Corporation’s most recent Form 10-K and 10-Q, filed with the Securities and Exchange Commission, as well as the Safe Harbor statement in today's earnings release, for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements. The Corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

At this time, I’d like to turn things over to Patrick Gaines. Please go ahead sir.

Patrick Gaines

Thank you operator. Good afternoon everyone and thank you for joining us here today as we discuss results for the third quarter of fiscal 2007. I’m going to cover some highlights of the quarter and then Richard will give you additional detail on our operational and financial results. I will then come back and conclude the prepared portion of the call with a few closing remarks before taking questions.

In our third quarter we reported revenue of approximately $1.5 million an increase of 25% for the same period last year. The overall increase was due primarily to increased revenue from our intellectual property licensing.

Revenue from our various departments was mixed;

Check verification revenue was $159,000 which represents a 43% decrease in Check verification revenue against the same period last year. This expected decrease was primarily a result of responding to predatory pricing by some of our competitors by reducing transaction rates in order to win business. We anticipate that one of our largest master verification contracts will not be renewed later this year and that we will be dealing directly with individual retailers as opposed to dealing with one single aggregator for the group. We anticipate that this may have a material negative affect on verification revenue in the future

We saw revenue from our primary check collection segment decrease 14% but saw revenue from our secondary collection operations increase by 27% against the same period last year.

Revenue from software licensing was $80,000 for the quarter compared to $105,000 for the same quarter last year. This revenue is primarily attributable to our partnership with CheckFree who is providing our combined integrated software products to banks, and large volume billers who wish to process checks electronically. Revenue from this relationship has been lumpy, or uneven in the past, but during the quarter CheckFree announced plans to market a Back Office Conversion product, which would include elements of our integrated software, to their corporate customers. We anticipate an increasing revenue stream to develop from this leveraged relationship. We believe the primary drivers of this revenue stream include the continued widespread adoption of ARC services and the successful adoption of Back Office Conversion in the marketplace. According to NACHA, the number of ARC transactions reached approximately 613 million in the fourth calendar quarter of 2006, a 33% gain from the same period for 2005. Rules for Back Office Conversion go into effect in March of this year.

Revenue from our intellectual property licensing increased over 1,200% for the same period last year and is primarily attributable to the settlement with defendants to our litigation brought against them.

Importantly, running royalties associated with our licensees primarily related to POP transactions, increased approximately 206% over the same period last year. Historically, POP transactions have lagged behind other forms of electronic check conversion in terms of adoption. But the most recent numbers from NACHA indicate an 88% increase in POP transactions from the same period just one year ago. We know that at the last Electronic Check Counsel meeting held just subsequent to the end of the quarter, retailer Walmart expressed their intention to continue to roll out a POP solution rather than a BOC solution to their stores. We believe that this may have a significant impact on some retailers who are still considering what form of check electronification they wish to deploy. We believe that as retailer adoption grows so too does our ability to earn revenue from transaction processing and or licensing our intellectual property.

I will now turn the call over to Richard who will cover off the financial results in more detail.

Richard Schulz

Thank you Patrick,

During the third quarter and nine months ended December 31, 2006, we experienced decreases in our primary check collections revenue of approximately 14.5% and 21.6% respectively. This reduction was primarily attributable to decreases in new returned check volume provided to us for primary collections of approximately 27% for the third quarter and approximately 30.6% for the nine months ended December 31, 2006. During the third quarter, we executed a plan whereby we consolidated our primary check collections business located in Dallas, Texas with our secondary check collections business located in Wichita, Kansas.

There were a number of advantages in carrying out this consolidation during the third quarter. One primary advantage was the November 30th lease expiry dates of our office and warehouse facilities located in Dallas, Texas. We were able to exit from these facilities without incurring early lease termination penalties. Another advantage was the infrastructure our secondary check collections business afforded us for executing a smooth consolidation of our primary check collection business. There were numerous synergies afforded by our secondary office that allowed for this consolidation including, but not limited to, senior staff with previous primary check collections and client relationship management experience and excess capacity within the secondary facility to allow for such consolidation. As such, we were able to execute this consolidation for a total cost of approximately $68,000 with the majority of these costs attributable to employee retention and severance packages.

For the third quarter ended December 31, 2006, we reported a net loss of approximately $924,000 as compared to a net loss of approximately $1.1 million for the third quarter ended December 31, 2005, a decrease in net loss of approximately $ 176,000 or approximately 16%. Included in our net loss for the quarter was a non-operations other expense of approximately $540,000 related to our due diligence efforts with respect to exploring potential acquisitions and merger opportunities. These due diligence costs were comprised of professional fees which primarily included legal fees, as well as other travel, meetings and related expenditures. As we did not enter into any definitive agreements related to these costs, we expensed these to other expenses for the current third quarter. Also included in our net loss for the quarter were non-cash items being stock-based compensation expense of approximately $262,000 and amortization and depreciation expense of approximately $72,000. In applying the non-operations other expense and the non-cash stock-based compensation and amortization and depreciation expenses against the $924,000 net loss, the net result was a non-GAAP, consolidated loss from operations of approximately $50,000.

For the nine months ended December 31, 2006, we reported a net loss of approximately $1.2 million as compared to a net loss of approximately $4.1 million for the nine months ended December 31, 2005, a decrease in net loss of approximately $ 2.9 million or approximately 70.7%. Included in our net loss for the current 9 month period was the non-operations other expense of approximately $540,000 related to our due diligence efforts with respect to exploring potential acquisitions and merger opportunities. Also included in our net loss for the nine months ended were non-cash items being stock-based compensation expense of approximately $688,000 and amortization and depreciation expense of approximately $231,000. In applying the non-operations other expense and the non-cash stock-based compensation and amortization and depreciation expenses against the $1.2 million net loss, the net result was non-GAAP, consolidated income from operations of approximately $259,000.

Due to the unanticipated other expense and higher stock-based compensation expenses incurred to date, we are revising our forecast of break-even status for the current fiscal year and now anticipate achieving a break-even status for our fourth quarter and a net loss of approximately $1.2 million or approximately $0.06 per share for the fiscal year 2007.

Our cash used in operating activities was approximately $242,000 for the quarter versus approximately $572,000 for the quarter ended December 31, 2005, a decrease in cash used in operating activities of approximately $330,000. We had approximately $8.9 million in working capital as of December 31, 2006 compared to approximately $3.0 million as of March 31, 2006.

Now I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:

Thank you, Richard.

As most of you know, we continue to anticipate the development and the monetization of our intellectual property portfolio. Our stated goal is to license our technology and we remain prepared to enforce our rights to exclude others from practicing our inventions, when and if, required. During the quarter, we continued to have discussions with potential licensees and while we did not execute a license agreement this past quarter, we fully expect licensing our intellectual property to form an important part of our future. We continue to remain extremely confident in our intellectual property strategy which involves licensing and enforcement elements as well as the continued development of new property including reissuing existing property.

With respect to the development of our patent portfolio, we continued to work with the US Patent & Trademark office regarding the reissue of US patent #6,547,129. Based upon our experience with prior patents, the prosecution of this patent has taken much longer than anticipated. The patent and Trademark Office does not provide timing estimates with respect to the issuance of patents However, based upon our recent activity with the US Patent & Trademark and our experience with past applications, we see no reason to believe the patent will not reissue in the near future .

During the quarter, we completed one infrastructure initiative and also began to implement a second important infrastructure change that we believe should positively affect our efficiency and future opportunities. First, as Richard explained, we completed the combination of our primary and secondary recovery centers which we expect to provide significant cost savings and improved efficiencies while still providing the same level of services to our clients.

During the quarter we also began to implement plans for the construction of a new second data center along with the acquisition of new processing equipment for our existing data center. The systems we have chosen to power our new data centers is IBM’s z9 platform which we believe clearly sets the gold standard in computing with respect to reliability, availability, responsiveness and the all important aspect of security.

Our processing engines in both data centers will be linked together allowing us to mirror each transaction so that data will be stored at each site simultaneously. We believe that this important investment in technology will provide us with an important strategic advantage as more and more clients are requesting increased processing redundancy and data security elements from their processors.

Another important feature of the Z9 platform is the flexibility it affords. The Z9 platform allows us to cost-effectively run other operating systems such a Linux and the resulting development software such as JAVA. We believe this will allow us to develop new products and new applications much more quickly, and cost effectively. Total investment in our new data center infrastructure is estimated to be approximately $1.2 million when completed.

Our goal will be to leverage this technology and the many processing opportunities that we believe it will present: from the secure processing of existing client data; to the development of new processing products and applications; to processing transactions for 3rd party processors.

During the quarter, we committed significant resources as we continued to explore strategic corporate initiatives including merger and acquisition activity. Our goal in this regard is to find and acquire opportunities that are either complementary or supplementary to our existing businesses. We have been through the process of conducting due diligence with more than one opportunity and we expect to prudently continue in this regard. As with other initiatves, including additional licenses and the development of new intellectual property, there can be no assurance that the exploration of such strategic opportunities will result in a single event.

In summary, Quarter Three was busy, interesting and eventful. We continue to believe some key drivers to our growth relate to the rate of retailer adoption of electronic check processing. We know that there has been a terrific amount of industry energy put into the development of a new retailer product named Back-Office Conversion, designed to help stimulate retailer adoption of Electronic Checking, but at the very same time we have recently witnessed the largest retailer in the world declare they are finally, after a 4 year test, proceeding to roll out POP electronic check conversion to all their stores. Clearly, it appears that there will not be a one-size-fits-all model for retailers. We believe these market dynamics dictate that we be able to offer more than one service.

In this regard, we anticipate offering both POP and BOC services to merchants. POP services now and BOC services after the ACH network rules become effective later next month. We believe that in order to be successful in this environment we must be able to process transactions securely and reliably and be in a position to customize products for clients.

We believe that our new data center and new platform in our existing data center should allow us to compete for business previously not available to us and should play an important role in our decision to purchase or acquire, and most importantly integrate, complementary or supplementary businesses.

For transactions we do not process, we anticipate licensing our patented technology to those who do.

We remain committed to maximizing shareholder value and solidifying our financial and operational foundation. Thank-you and with that I’ll turn the call back to the operator so we can take some questions.